CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in this Post-Effective Amendment No. 29 to Registration Statement Amendment No. 333-62166 on Form N-1A of our reports dated December 23, 2015, relating to the financial statements and financial highlights of Pioneer Global
High Yield Fund and Pioneer Global Multisector Income Fund, each a fund of Pioneer Series Trust VII (the "Trust"), appearing in the Annual Report on Form N-CSR of the Trust for the year ended
October 31, 2015. We also consent to the references to us under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information, which are part of such Registration Statement.


/s/ Deloitte & Touche LLP

Boston, Massachusetts
February 22, 2016